[Endeavour International Corporation logo]

For immediate release
Media contact, Janice Aston White, 713-307-8780

Endeavour acquires remaining interests
in Norwegian oil and gas company

Houston, TX –January 26, 2005 — Endeavour International Corporation (AMEX:END) announced today that its subsidiary Endeavour Norge AS has completed its previously announced acquisition of the minority interests in OER Oil AS (OER). The company now holds 100 percent of what was previously OER and has been renamed Endeavour Energy Norge AS.

“Endeavour now has a strong foothold position in Norway from which to build upon its North Sea-focused strategy,” said William L. Transier and John N. Seitz, co-chief executive officers. “Our Norwegian staff offers technical and commercial talents that will help us achieve our objective of capturing niche opportunities in one of the world’s most prolific oil and gas provinces.”

Endeavour International Corporation is an international oil and gas exploration and production company primarily focused on the acquisition, exploration and development of energy reserves in the North Sea. The company also holds interests in a gas development project in Thailand. For more information, visit www.endeavourcorp.com.

Certain statements in this news release should be regarded as “forward-looking” statements within the meaning of the securities laws. These statements speak only of as of the date made. Such statements are subject to assumptions, risk and uncertainty. Actual results or events may vary materially.